UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2006

AKSYS, LTD.

(Exact name of registrant as specified in its charter)

000-28290

(Commission File Number)

Delaware

36-3890205

(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

Two Marriott Drive

Lincolnshire, Illinois  60069

(Address of principal executive offices, with zip code)

(847) 229-2020

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address,

if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.  Entry Into a Material Definitive Agreement.

On January 13, 2006, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC (“Fusion Capital”).  Funding under the agreement commences once the Securities and Exchange Commission declares effective a registration statement relating to the transaction and will continue over a 25-month period.  Under the agreement, so long as the market price of our common stock remains above $0.10 and certain other conditions are satisfied, we are permitted on each trading day to sell to Fusion Capital up to $40,000 of our common stock.

We have the right to decrease the daily amount to be purchased by Fusion Capital at any time effective upon one trading day’s notice.  In addition, we have the right to increase the daily purchase amount if the market price of our common stock increases.  Specifically, for every $0.10 increase in Threshold Price above $0.95, we have the right to increase the daily purchase amount by an additional $4,000.  For example, if the Threshold Price is $1.25 we would have the right to increase the daily purchase amount to an aggregate of $52,000. The “Threshold Price” is the lowest sale price of our common stock during the five trading days immediately preceding our notice to increase the daily purchase amount.

In addition to the daily purchase amount, we may elect to require Fusion Capital to purchase up to $250,000 of our common stock on any single trading day, provided that our share price is above $1.00 during the ten trading days prior thereto.  This amount may be increased to up to $1,000,000 if specified increases in our share price occur.

Fusion Capital may terminate the common stock purchase agreement upon the occurrence of an event of default which include a material adverse change in our business or the failure of our common stock to be listed on the Nasdaq National Market, the Nasdaq Capital Market or the Nasdaq OTC Bulletin Board.  In addition, Fusion Capital has the right to terminate the common stock purchase agreement if sales under the common stock purchase agreement have not commenced by September 30, 2006.  We have the right to terminate the common stock purchase agreement at any time effective upon one trading day’s notice.

Item 3.02.  Unregistered Sales of Equity Securities.

In connection with the common stock purchase agreement, we issued 2,170,543 shares of our common stock to Fusion Capital as a commitment fee.  Such shares were issued in reliance upon exemption from registration provided by Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

The foregoing description of the common stock purchase agreement and registration rights agreement is qualified in its entirety by reference to the full text of both the common stock purchase agreement and registration rights agreement, a copy of each are attached to this Current Report on Form 8-K as Exhibit 10.19 and 4.8, respectively, and each of which is incorporated herein in its entirety by reference.  A copy of the press release announcing the transaction is also attached as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(a) Exhibits

4.8	Registration Rights Agreement, dated as of January 13, 2006 between Aksys, Ltd. and Fusion Capital Fund II, LLC
10.19	Common Stock Purchase Agreement, dated as of January 13, 2006 between Aksys, Ltd. and Fusion Capital Fund II, LLC
99.1	Press Release dated January 16, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 17, 2006

AKSYS, LTD.

/s/ Laurence P. Birch
By: Laurence P. Birch
Its: Senior Vice President and
Chief Financial Officer